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                                                                       Exhibit 5




October 7, 2004

Digital Lifestyles Group, Inc.
1001 S. Capital of Texas Hwy.
Building I, Suite 200
Austin, TX 78746

        Re:  Digital Lifestyles Group, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special counsel to Digital Lifestyles Group, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-8, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by the Company of up to (a) 3,500,00 shares (the "Incentive Plan Shares") of the Company's common stock, par value $0.03 per share (the "Common Stock") that are issuable pursuant to the terms of the Company's 2004 Stock Incentive Plan (the "Incentive Plan") and (b) 3,309,587 shares of Common Stock that are issuable pursuant to the terms of the Stock Option Agreement (the "Option Agreement") dated January 15, 2004 by and between the Company and Kent A. Savage (the "Option Agreement Shares" and together with the Incentive Plan Shares, the "Shares").

     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement has become effective under the Act and the Incentive Plan Shares and Option Agreement Shares are issued pursuant to the terms of the Incentive Plan and the Option Agreement, respectively, the Shares will be duly authorized and validly issued, fully paid and non-assessable.

     The opinions and other matters in this letter are subject to the qualification that we express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.



                                    Sincerely,

                                    /s/ AKIN, GUMP, STRAUSS, HAUER &FELD, L.L.P.

                                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.